AGREEMENT FOR SHARE EXCHANGE

THIS AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is dated as of October 20, 2008, by and among SUPER LUCK, INC., a Delaware corporation (“SULU”), GALAXIES RIVER LIMITED., a BVI corporation (“GRL”), and the Shareholders of GRL listed in Exhibit A who execute this Agreement (collectively the “SHAREHOLDERS”).

RECITALS:

SULU and GRL desire to complete a share exchange transaction pursuant to which SULU shall acquire all of the issued and outstanding common stock of GRL solely in exchange for the issuance of shares of voting stock of SULU; and

THE Board of Directors of SULU and the Board of Directors of GRL have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

THE SHAREHOLDERS are the owners of all of the issued and outstanding common stock of GRL; and

THE PARTIES desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

1.1

The Exchange.  At the Closing (as hereinafter defined), SULU shall acquire all of the issued and outstanding common stock of GRL from the SHAREHOLDER.   Consideration to be issued by SULU shall be a total of 21,636,272 shares of its common stock (the “Exchange Shares”) in exchange for 1 share of GRL, representing 100% of the issued and outstanding common stock of GRL.  The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.  Immediately following completion of the share exchange transaction through issuance of the Exchange Shares, SULU shall have a minimum of 30,908,960 shares of its common stock issued and outstanding.  The total number of shares to be outstanding upon completion of the share exchange transaction shall be increased in the event any of the currently outstanding options to purchase shares of SULU have been exercised prior to the Closing.  For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2

Closing and Effective Time.  Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the parties hereto may agree (the "Closing Date"), at such time and place as the parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time").

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1

Representations and Warranties of SULU.  SULU represents and warrants to GRL as follows:

(a)

Organization, Standing and Power.  SULU is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a listed company on the OTC Bulletin Board of United States of America, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)

Capital Structure.  As of the date of execution of this Agreement, the authorized capital stock of SULU consists of 100,000,000 shares of Common Stock with a par value of USD $0.001 per share, of which approximately 9,272,688 shares are currently issued and outstanding.  The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of SULU approving such issuance, validly issued, fully paid and non-assessable and not subject to preemptive rights. As of the date of execution of this Agreement, SULU has options outstanding to purchase a total of 100,000 shares of the common stock of SULU at the purchase price of USD $3.00 per share. Except as otherwise specified herein, as of the date of execution of this Agreement, there are no other options,  warrants, calls, agreements or other rights to purchase or otherwise acquire from SULU at any time, or upon the happening of any stated event, any shares of the capital stock of SULU whether or not presently issued or outstanding.

(c)

Certificate of Incorporation, Bylaws, and Minute Books.  The copies of the Articles of Incorporation and of the Bylaws of SULU which have been delivered to GRL are true, correct and complete copies thereof.  The minute book of SULU, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of SULU since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d)

Authority.  SULU has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of SULU.  No other corporate or shareholder proceedings on the part of SULU are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e)

Conflict with Other Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of SULU or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SULU which violation would have a material adverse effect on SULU taken as a whole.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to SULU in connection with the execution and delivery of this Agreement by SULU or the consummation by SULU of the transactions contemplated hereby.

(f)

Books and Records.  SULU has made and will make available for inspection by GRL upon reasonable request all the books of SULU relating to the business of SULU.  Such books of SULU have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to GRL by SULU are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)

Compliance with Laws.  SULU is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)

SEC Filings.

SULU filed a registration statement on Form 10-SB under the Securities Exchange Act of 1934 on February 22, 2006.  In accordance with Section 12(g) under the 1934 Act such registration statement became effective on or about April 24, 2006.  Thereafter, SULU has filed all periodic reports required to be filed with the Securities and Exchange Commission and as of the date hereof, is current in its filing obligations.   In addition, SULU filed a registration statement on

Form SB-2 under the Securities Act of 1933 on May 11, 2006.  Such registration statement became effective on October 10, 2006.

(i)

Financial Statements and Tax Returns.  Copies of SULU’s audited financial statements for the fiscal year ended November 30, 2007, its unaudited financial statements for the period ended August 31, 2008, and of its tax return for the fiscal year 2007 have been delivered to GRL.

(j)

Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of SULU, threatened against or affecting SULU which is reasonably likely to have a material adverse effect on SULU, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against SULU having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k)

Tax Returns.  SULU has duly filed any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted upon SULU.

2.2

Representations and Warranties of GRL.  GRL represents and warrants to SULU as follows:

(a)

 Organization, Standing and Power.  GRL is a corporation duly organized, validly existing and in good standing under the laws of Hong Kong, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b)

Capital Structure.  The authorized capital stock of GRL consists of 50,000 shares of Common Stock with par value of HKD1.00 per share.  As of the date of execution of this Agreement, it has a total of 1 share of common stock issued and outstanding.  All outstanding shares of GRL stock are validly issued, fully paid and nonassessable and not subject to preemptive rights or other restrictions on transfer.  All of the issued and outstanding shares of GRL were issued in compliance with all applicable securities laws.  Except as otherwise specified herein, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from GRL at any time, or upon the happening of any stated event, any shares of the capital stock of GRL.

(c)

Certificate of Incorporation, Bylaws and Minute Books.  The copies of the Articles of Incorporation and of the other corporate documents of GRL which have been delivered to SULU are true, correct and complete copies thereof.  The minute books of GRL which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of GRL since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d)

Authority.  GRL has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of   100% of its issued and outstanding shares which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby.  Except as specified herein, no other corporate or shareholder proceedings on the part of GRL are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e)

Conflict with Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of GRL or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to GRL or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to GRL in connection with the execution and delivery of this Agreement by GRL, or the consummation by GRL of the transactions contemplated hereby.

(f)

Financial Statements. Copies of GRL’s financial statements for the period from May 22, 2008 (date of inception) to August 31, 2008 audited in accordance with US GAAP have been delivered to SULU.

(g)

Books and Records.  GRL has made and will make available for inspection by SULU upon reasonable request all the books of account, relating to the business of GRL.  Such books of account of GRL have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to SULU by GRL are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(h)

Compliance with Laws.  GRL is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(i)

Liabilities and Obligations.  GRL has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the GRL financial statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(j)

Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of GRL threatened against or affecting GRL, which is reasonably likely to have a material adverse effect on GRL, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against GRL having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k)

Taxes.  GRL has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and GRL has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. GRL knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(l)

Licenses, Permits; Intellectual Property.  GRL owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted.  Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.  GRL, through its wholly owned subsidiary, Beijing ShijiJiayu Technology Limited, owns the 100% of both the intellectual property rights and sales rights to One Kind of Anti-HIV Chinese Herbal Medicine Combination with its Preparation Method and Usage, patent registration number 200410080516.8 (the “AIDS Medication Capsule Patent”).

(m)   Subsidiary.  GRL is the registered and beneficial owner of the entire issued share capital of the Beijing ShijiJiayu Technology Limited, a PRC corporation which is principally engaged in the business of holding the intellectual property rights of the production and sales of the AIDS Medication Capsule nationwide.

2.3

Representations and Warranties of the Shareholders.  By execution of this Agreement, each of the SHAREHOLDERS represents and warrants to SULU as follows:

(a)

Shares Free and Clear.  The shares of GRL which he or she owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)

Unqualified Right to Transfer Shares.   He or she has the unqualified right to sell, assign, and deliver the portion of the shares of GRL specified on Exhibit B and, upon consummation of the transactions contemplated by this Agreement, SULU  will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)

Agreement and Transaction Duly Authorized.  He or she is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein.   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such SHAREHOLDER is a party or by which such SHAREHOLDER is bound.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1

Covenants of GRL and SULU.  During the period from the date of this Agreement and continuing until the Effective Time, GRL and SULU each agree as to themselves  (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

(a)

Ordinary Course.  Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

(b)

Dividends; Changes in Stock.  No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

(c)

Issuance of Securities.   Except for issuance of shares upon exercise of currently outstanding options, no party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

(d)

Governing Documents.  No party shall amend or propose to amend its Articles of Incorporation or Bylaws.

(e)

No Dispositions.  Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

(f)

Indebtedness.  No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

3.2

Other Actions.  No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Exchange set forth in Article V not being satisfied.

ARTICLE IV

ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1

Restricted SULU Shares.  The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act of 1933.  Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom.  The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2

Access to Information.  Upon reasonable notice, SULU and GRL shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, access to all their respective properties, books, contracts, commitments and records and, during such period, each of SULU and GRL shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.  Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3

Legal Conditions to Exchange.  Each of SULU and GRL shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange.  Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by SULU or GRL or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

4.4

SULU Board of Directors and Officers.  The current directors of SULU shall resign as of the Closing Date after appointing successors designated by GRL.

4.5

Current Business of SULU.  SULU shall, on or before the Effective Date, terminate or transfer their current business (whether inside or outside United States of America) to other parties they may designate.  Such matters include, inter alia, all business and business contracts, tenancy agreements, employment contracts, rights and obligations (other than those specifically described in this Agreement) and/or other liabilities of whatsoever kind.

ARTICLE V

CONDITIONS PRECEDENT

5.1

Conditions to Each Party's Obligation To Effect the Exchange.  The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

5.2

Conditions to Obligations of SULU.  The obligation of SULU to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by SULU:

(a)

Representations and Warranties.  The representations and warranties of GRL and of the SHAREHOLDERS set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and SULU shall have received a certificate signed on behalf of GRL by the President of GRL and a certificate signed by each of the SHAREHOLDERS  to such effect.

(b)

Performance of Obligations of GRL.  GRL shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SULU shall have received a certificate signed on behalf of GRL by the President to such effect.

(c)

Closing Documents.  SULU shall have received such certificates and other closing documents as counsel for SULU shall reasonably request.

(d)

No Dissenting Shares.   SHAREHOLDERS holding 100% of the issued and outstanding common stock of number of shares of common stock of GRL shall have executed this Agreement and consented to completion of the share exchange transaction described herein.

(e)

Consents.  GRL shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of SULU, individually or in the aggregate, have a material adverse effect on GRL and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby.  GRL shall also have received the approval of its shareholders in accordance with applicable law.

(f)

Due Diligence Review.  SULU shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of GRL and shall not have determined that any of the representations or warranties of GRL contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that GRL is otherwise in violation of any of the provisions of this Agreement.

(g)

Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of SULU, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against GRL, the consequences of which, in the judgment of SULU, could be materially adverse to GRL.

5.3

Conditions to Obligations of GRL.  The obligation of GRL to effect the Exchange is subject to the satisfaction of the following conditions unless waived by GRL:

(a)

Representations and Warranties.  The representations and warranties of SULU set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, GRL shall have received a certificate signed on behalf of SULU by the President to such effect.

(b)

Performance of Obligations of SULU.  SULU shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and GRL shall have received a certificate signed on behalf of SULU by the President to such effect.

(c)

Closing Documents.  GRL shall have received such certificates and other closing documents as counsel for GRL shall reasonably request.

(d)

Consents.  SULU shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e)

Due Diligence Review.  GRL shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of SULU and shall not have determined that any of the representations or warranties of SULU contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that SULU is otherwise in violation of any of the provisions of this Agreement.

(f)

Pending Litigation.  There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of GRL, made in good faith, would make the consummation of the Exchange imprudent.  In addition, there shall not be any other litigation or other proceeding pending or threatened against SULU the consequences of which, in the judgment of GRL, could be materially adverse to SULU.

ARTICLE VI

TERMINATION AND AMENDMENT

6.1

Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)

by mutual consent of SULU and GRL;

(b)

by either SULU or GRL if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable; or

(c)

by either SULU or GRL if the Exchange shall not have been consummated before November 1, 2008.

6.2

Effect of Termination.  In the event of termination of this Agreement by either GRL or SULU as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto.  In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3

Amendment.  This Agreement may be amended by mutual agreement of SULU, GRL and the SHAREHOLDERS, provided that in the case of SULU and GRL, any such amendment must authorized by their respective Boards of Directors, and to the extent required by law, approved by their respective shareholders.   Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4

Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE VII

GENERAL PROVISIONS

7.1

Survival of Representations, Warranties and Agreements.  All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of three years from the date of this Agreement.

7.2

Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)

If to SULU:

Wilson Kin Cheung

Room 2213-14, 22nd Floor,

Jardine House, 1 Connaught Place,

Central, Hong Kong

(b)

If to GRL:

Yan Tsang

Room 2213-14, 22nd Floor,

Jardine House, 1 Connaught Place,

Central, Hong Kong

(c)

If to the SHAREHOLDERS, at their respective addresses specified on Exhibit C.

7.3

Interpretation.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4

Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5

Entire Agreement; No Third Party Beneficiaries; Rights of Ownership.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6

Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.  Each party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7

No Remedy in Certain Circumstances.  Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8

Publicity.  Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9

Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, this Agreement for Share Exchange has been signed by the parties set forth below as of the date set forth above.

SUPER LUCK, INC.

By: /s/ Wilson Cheung 10.20.2008 President Date

GALAXIES RIVER LIMITED

By: /s/ Yan Tsang 10.20.2008 President Date
SHAREHOLDERS /s/ Yan Tsang 10.20.2008 Yan Tsang Date

EXHIBIT A

Shareholders of GRL before The Exchange	No. of shares	Per. Cent.

Yan Tsang	1	100.00%

Total:	1	100.00%

EXHIBIT B

Shareholders of SULU after The Exchange	No. of shares	Per. Cent.

Wilson Kin Cheung	5,550,000	17.96%
Yan Tsang	21,636,272	70.00%
Mark Anthony	100,000	0.32%
Chi Kwan Anthony Chan	4,000	0.01%
Ching Ming Andy Cheung	1,550,000	5.01%
Wai Wai Josephine Cheung	500,000	1.62%
Ching Yee Aliana Chiu	20,000	0.06%
Kin Chung Gary Choy	5,000	0.02%
Wah Lam	1,000,000	3.24%
Ka Fung Florence Lee	5,000	0.02%
Lai Fong Patinda Lei	10,000	0.03%
Wai Yip Vincent Leung	5,000	0.02%
Mid-Continental Securities Corporation	300,000	0.97%
Tak Yuk Stanley Fong	2,888	0.01%
Ching Ngor Vesper Wong	5,000	0.02%
Kwok Yan Yuen	5,000	0.02%
Maureen Yuen	5,000	0.02%
Wai Yin Tamasa Yip	2,800	0.01%
Siu Wai Low	3,000	0.01%
Public shareholders	200,000	0.65%

Total:	30,908,960	100.00%

EXHIBIT C

ADDRESSES OF SHAREHOLDERS

Yan Tsang - Room 2213-14, 22nd Floor, Jardine House, 1 Connaught Place, Central, Hong Kong